UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2010

NeuMedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	00-10039	22-2267658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Avenue of the Stars, Suite 410
Los Angeles, CA 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 601-2500

MANDALAY MEDIA, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.      OTHER EVENTS.

Twistbox Entertainment, Inc. (“Twistbox”), a wholly owned subsidiary of NeuMedia, Inc., formerly known as Mandalay Media, Inc. (the “Company”), is the maker of a certain Senior Secured Note, as amended, in favor of ValueAct SmallCap Master Fund, L.P. (the “Lender”) dated July 30, 2007 and due July 31, 2010 (“Note”).  The Company and certain other subsidiaries of the Company are guarantors of the Note.

On May 10, 2010, Twistbox received from the Lender a Notice of Event of Default and Acceleration (“Notice”) in which the Lender stated that an event of default occurred under the Note as a result of Twistbox’s and the Company’s failure to comply with the cash balance covenant under the Note and, therefore, the Lender accelerated all outstanding amounts payable by Twistbox under the Note.

The Note is secured by, among other things, the assets of AMV Holdings Limited (“AMV”), a wholly owned subsidiary of the Company and a guarantor of the Note.  In connection with the Notice, the Lender instituted an administration proceeding in the United Kingdom against AMV.  Although no definitive notification has been received, the Company believes that the Lender will initiate foreclosure proceedings in the United Kingdom on the assets of AMV.

The Company disputes the timeliness of the Lender’s claim and contends that the commencement of the administration in the United Kingdom may have been unfounded.  The Company is considering various actions with respect to the foregoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuMedia, Inc.

Date: May 14, 2010	By:	/s/ Ray Schaaf
Ray Schaaf
President